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                                                                     EXHIBIT 2.3

                         AGREEMENT AND PLAN OF MERGER

                                      OF

                                TELEMONDE, INC.
                            (a Nevada corporation)

                                     INTO

                                TELEMONDE, INC.
                           (a Delaware corporation)

     THIS AGREEMENT AND PLAN OF MERGER is adopted by Telemonde, Inc., a Nevada corporation (the "Merging Corporation"), by unanimous written consent of its Board of Directors on June 30, 1999, and by Telemonde, Inc., a Delaware corporation (the "Surviving Corporation")., by unanimous written consent of its Board of Directors on June 30, 1999.

     1.   Merger.  Merging Corporation and Surviving Corporation, shall,
          -------
pursuant to the provisions of the laws of the General Corporation Law of the State of Delaware and the provisions of the General Corporation Law of the State of Nevada, be merged with and into a single corporation, to wit, Surviving Corporation, which shall be the surviving corporation when the merger becomes effective and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware. The separate existence of Merging Corporation shall cease when the merger becomes effective in accordance with the laws of Nevada.

     2.   Articles of Incorporation.  The Articles of Incorporation of Surviving
          --------------------------
Corporation when the merger becomes effective shall be the Articles of Incorporation of said Surviving Corporation and will continue in full force and effect until thereafter changed, altered or amended as provided therein or by the General Corporation Law of the State of Delaware.

     3.   Bylaws.  The bylaws of Surviving Corporation when the merger becomes
          -------
effective shall be the bylaws of said Surviving Corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

     4.   Directors and Officers.  The directors and officers in office of
          -----------------------
Surviving Corporation when the merger becomes effective shall be the members of the first Board of Directors and the first officers of Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation or the bylaws of Surviving Corporation.

     5.   Manner and Basis of Conversion.  Each  issued and outstanding share of
          -------------------------------
common stock, $.001 par value per share, of Merging Corporation when the merger takes effect shall automatically and without any action on the part of the Surviving Corporation or the holder thereof become and be converted into the right to receive one (1) share of common stock, $.001 par value
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per share, of the Surviving Corporation. The one share of Surviving Corporation issued and outstanding immediately prior to the merger taking effect shall be canceled when the merger takes effect.

     6.   Authorization of Merger.  The merger of Merging Corporation with and
          ------------------------
into Surviving Corporation and this Agreement and Plan of Merger shall be authorized in the manner prescribed by the laws of the General Corporation Law of the State of Nevada and in the manner prescribed by the General Corporation Law of the State of Delaware.

     7.   Effectuation of Merger.  In the event that the merger of Merging
          -----------------------
Corporation with and into Surviving Corporation shall have been duly authorized in compliance with the General Corporation Law of the State of Nevada and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware, Merging Corporation and Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger. Notwithstanding anything herein to the contrary, the Boards of Director of the Merging Corporation and the Surviving Corporation may abandon the Merger by resolution prior to filing and/or recording of such documents with the appropriate authorities.

     8.   Authorization of All Necessary Acts.  The Board of Directors and the
          ------------------------------------
proper officers of Merging Corporation and of Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

     9.   Effective Date.  The effective date of this merger shall be upon the
          ---------------
filing of the latter of the Articles of Merger with the State of Nevada or the Certificate of Merger with the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of this 29th day of October, 1999.

                                    TELEMONDE, INC.,
                                    a Delaware corporation

ATTEST:                             /s/ Adam Bishop
                                    ---------------------------
G. von Bismarck                     By: Adam Bishop
-------------------------           Its: President
Secretary

                                    TELEMONDE, INC.,
                                    a Nevada corporation

ATTEST:                             /s/ Adam Bishop
                                    ---------------------------
G. von Bismarck                     By: Adam Bishop
-------------------------           Its: President
Secretary